UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 13, 2013

SKULLCANDY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah		84098
(Address of principal executive offices)		(Zip Code)

(435) 940-1545

(Registrant’s telephone number, including area code):

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On June 17, 2013, Skullcandy, Inc. (the “Company”) took action to consolidate its marketing, creative, business development and legal departments as well as certain sales and international personnel to the Company’s headquarters in Park City, Utah and will close the office in San Clemente, California, which has historically housed these functions. The consolidation is intended to streamline the Company’s product, marketing and sales functions. The Company has approximately 30 employees in San Clemente, the majority of whom will be given the opportunity to relocate with the Company’s assistance and continue working in the Park City office. The relocation is expected to commence in the summer of 2013 and be completed by early fall 2013.

In connection with the relocation, the Company expects to incur an associated pre-tax, restructuring charge for employee severance, employee relocation and office closure costs in the range of $3.0 million to $3.8 million, of which $500 thousand to $1 million is estimated to be incurred in the second quarter of 2013. All of the above costs will be paid with cash with the exception of leasehold improvements costs of $0.6 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 17, 2013, Kyle Wescoat notified the Company of his intention to resign from his position as Senior Vice President and Chief Financial Officer in order to pursue other opportunities closer to his home in Southern California. To facilitate an orderly transition, Mr. Wescoat has agreed to continue in his role as Senior Vice President and Chief Financial Officer until October 1, 2013. The final terms of Mr. Wescoat’s separation are still being finalized.

(c) On June 14, 2013, the Company announced the promotion of Sam Paschel, Jr. to the role of Chief Commercial Officer, effective as of June 13, 2013.

Mr. Paschel, age 38, joined the Company in September 2012 as its Executive Vice President, Product Development and Merchandising. From July 2010 through July 2012, Mr. Paschel served as Senior Vice President, Marketing of Burton Snowboards. From September 2008 through July 2011, Mr. Paschel served as the General Manager of The Program, a lifestyle company which includes Forum, Special Blend and Foursquare and is a subsidiary of Burton Snowboards. Prior to that, Mr. Paschel served as the Strategic Business Director of several product categories at Burton Snowboards, including bindings, helmets and hardgoods accessories since January 2002. Mr. Paschel holds a B.S. from Swarthmore College.

Under the terms of Mr. Paschel’s original offer letter with the Company, dated July 16, 2012, Mr. Paschel receives a base salary of $247,200. In the event that Mr. Paschel’s employment with the Company is terminated other than for “cause,” (as defined in the offer letter) death or disability within twelve (12) months following or within three (3) months preceding a change of control (as defined in the offer letter), he will receive the following benefits: (i) a severance payment equal to six (6) months of the base salary in effect immediately prior to the date of termination, (ii) all of his unvested options will immediately vest and become exercisable, all subject to reduction in accordance with an Internal Revenue Code of 1986, as amended, Section 280G best pay limitation and (iii) the right to extend coverage under any group health plan in which he and his dependents are enrolled at the time his employment is terminated under COBRA continuation laws. The foregoing is a summary of the offer letter and is qualified in its entirety by reference to the full offer letter, which is filed as Exhibit 99.1 attached hereto and incorporated herein by reference.

There are no family relationships between Mr. Paschel and any director or executive officer of the Company and there are no transactions between Mr. Paschel and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders

(a) The Company held its 2013 Annual Meeting of Stockholders on June 13, 2013 (the “Annual Meeting”).

(b) The final results of the voting for each matter submitted to a vote of stockholders at the Annual Meeting are as follows:

Item 1 - Election of Directors

Stockholders elected the following nominees for director to serve a three-year term expiring at the Company’s 2016 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation, removal or death.

Name	Votes For	Votes Against	Abstain	Broker Non- Votes
Scott Olivet	14,046,716	524,745	0	7,648,892
Greg Warnock	12,344,936	2,226,525	0	7,648,892

Item 2 - Ratification of Selection of Independent Registered Public Accountants

Stockholders ratified the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013. No Broker Non-Votes resulted from the vote on this proposal.

For:	21,814,236
Against:	305,019
Abstain:	101,098

Item 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say- on-Pay Vote”)

Stockholders approved the Say-on-Pay Vote.

For:	10,657,863
Against:	3,052,437
Abstain:	861,161
Broker Non-Votes:	7,648,892

Item 4 - Approval of the One-Time Option Exchange Program for Eligible Employee

Stockholders approved the one-time option exchange program for eligible employees.

For:	12,378,960
Against:	2,169,521
Abstain:	22,980
Broker Non-Votes:	7,648,892

No other matters were submitted for stockholder action.

(c) Not applicable.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Offer letter, dated July 16, 2012, by and between Skullcandy, Inc. and Sam Paschel (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2012)

99.2	Press Release, dated June 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2013

SKULLCANDY, INC.

	By:	/s/ Kyle Wescoat
Kyle Wescoat
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Offer letter, dated July 16, 2012, by and between Skullcandy, Inc. and Sam Paschel (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2012)

99.2	Press Release, dated June 18, 2013